UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 15, 2012

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 15, 2012, CBS Corporation (“CBS” or the “Company”) entered into a new employment agreement (the “Agreement”) with Leslie Moonves, the Company’s President and Chief Executive Officer, which amends and supersedes Mr. Moonves’ prior employment agreement dated February 23, 2010 with the following modifications:

Term. The Agreement extends Mr. Moonves’ term of employment to June 30, 2017.

Annual Cash Compensation. Mr. Moonves’ annual salary and target bonus remain unchanged at $3.5 million and $12.0 million, respectively, with the actual amount of the bonus to be determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). Mr. Moonves’ salary and target bonus continue to be subject to an annual review and may be increased from time to time.

Equity Awards.

Stock Options. Mr. Moonves will receive a grant of stock options to purchase shares of the Company’s Class B Common Stock on the third trading day following the Company’s public announcement of the Agreement (the “2012 Grant Date”) having a value equal to $7.5 million. The stock options will have an exercise price equal to the closing market price of the Class B Common Stock on the 2012 Grant Date and will vest on the first anniversary of the 2012 Grant Date. Similar to Mr. Moonves’ prior employment agreement, Mr. Moonves will continue to be considered for annual stock option grants during the term of the Agreement at the discretion of the Compensation Committee.

Restricted Stock Units. On the same date in 2013 that CBS makes annual equity grants to other senior members of the Company’s management team, but in no event later than February 28, 2013 (the “2013 Grant Date”), Mr. Moonves will receive a grant of restricted stock units (“RSUs”) with a grant date value of $14.5 million that will vest in two equal installments on each of the first and second anniversaries of the 2013 Grant Date. In addition, Mr. Moonves will continue to receive annual grants of RSUs during the employment term on the same date that other senior executives receive annual equity grants, based on the same formula established in Mr. Moonves’ prior employment agreement.

Benefits. Mr. Moonves will continue to be eligible to participate in the Company’s employee benefits and perquisites and will also continue to receive life insurance at an annual premium cost not to exceed $150,000.

Termination Payments. Similar to his prior employment agreement, Mr. Moonves will be entitled to receive severance payments and benefits in the event that the Company terminates his employment without “cause” or if he resigns his employment for “good reason” (each as specifically defined in the Agreement). In addition, in the event of a termination without cause or for good reason prior to the annual RSU grant in 2017, Mr. Moonves will receive a cash payment of $10.25 million in respect of other consideration not received, which amount shall be prorated in the case of a termination for good reason. In the event of a termination without cause or good reason prior to the 2012 Grant Date or the 2013 Grant Date, Mr. Moonves will receive a cash payment equal to the grant date value of the corresponding grants to the extent such grants have not yet been made. If Mr. Moonves voluntarily resigns without good reason or his employment is terminated by the Company for cause, he will not be entitled to receive any severance payments or benefits.

Restrictive Covenants. Mr. Moonves will continue to be subject to certain restrictive covenants imposing non-competition obligations, restricting solicitation of employees, and protecting confidential information and the Company’s ownership of work product, including for specified periods following termination of employment and, as applicable, for specified periods if Mr. Moonves provides services as a Senior Advisor or Producer as described below. In the event of breach of any such provisions by Mr. Moonves, the Agreement provides the Company equitable relief, including injunctive relief, and other legal remedies.

Senior Advisor/Producer. Similar to Mr. Moonves’ prior employment agreement, the Agreement provides incentives for Mr. Moonves to continue his employment with the Company for a period as a Senior Advisor (the “Advisor Period”) upon the end of the employment term. The Agreement increases the term of the Advisor Period to four years and the annual advisor fee to $4.5 million. Mr. Moonves will also continue to have the opportunity under the Agreement to provide services as a Producer following notice to the Company. In the event of a termination of the employment term without cause or for good reason, or in certain circumstances following the expiration of the original employment term, Mr. Moonves will be entitled to a cash payment of $10.0 million in the event he were to elect not to provide services as a Producer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

By:	/s/ Louis J. Briskman
Name:	Louis J. Briskman
Title:	Executive Vice President and
General Counsel

Date: October 18, 2012

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